Dear Stockholder,

A few months have passed since our last communication regarding the liquidation and dissolution activities of Global Preferred Holdings, Inc. (“Global Preferred” or the “Company”) and thus we wanted to update you on the Company’s progress. Also enclosed is a summary of Global Preferred’s financial results as of December 31, 2005 and March 31, 2006.

Progress and status of liquidation and dissolution activities of Global Preferred in 2006

On May 17, 2006, Global Preferred transferred its remaining assets and liabilities to GPH Liquidating Trust (the “Trust”), a Delaware statutory trust formed as a liquidating trust as contemplated by the Company’s Plan of Complete Liquidation and Dissolution (the “Dissolution Plan”) approved by you, our stockholders, on May 10, 2005. The assets transferred to the Trust by Global Preferred consisted of approximately $1.1 million of cash and cash equivalents, approximately $1.7 million of United States treasury notes, approximately $4,500 of miscellaneous receivables and physical assets of nominal value. The operations of the Trust are controlled by a Stockholders’ Liquidating Trust Agreement (the “Trust Agreement”) dated May 17, 2006 executed by Joseph F. Barone and Milan M. Radonich as Managing Trustees, Caryl P. Shepherd as Administrator and Wilmington Trust Company as Delaware Resident Trustee. Messrs. Barone and Radonich are also directors of Global Preferred and Ms. Shepherd is the Chief Accounting Officer and Vice President of Global Preferred.

The stockholders of Global Preferred, as of June 1, 2005, are the beneficiaries of the Trust. As a stockholder, you are a beneficiary of the Trust with the same percentage beneficial interest (“Beneficial Interest”) in the Trust as you held in Global Preferred. Your Beneficial Interest in the Trust may not be transferred in any manner whatsoever (including, without limitation, by sale, exchange, gift, pledge or creation of a security interest) except (a) by bequest or inheritance in the case of an individual stockholder or (b) by operation of law.

Once a corporation is dissolved under Delaware law, its existence is automatically continued for a term of three years, or for such longer period as the Delaware Court of Chancery directs, but solely for the purpose of winding up its business. The Agreement and Plan of Reorganization pursuant to which the Company sold its subsidiary, Global Preferred Re Limited, effective May 25, 2005, (the “Reorganization Agreement”) provided that, no more than twelve months after the closing of that sale, Global Preferred had to dissolve and distribute its remaining assets, after making adequate provision for its liabilities in accordance with Delaware law. The transfer of Global Preferred’s assets and liabilities to the Trust permitted Global Preferred to comply with the requirements of the Reorganization Agreement as well as the requirements for corporate dissolution under Delaware law.

The Trust Agreement provides that the Trust shall proceed to liquidate the assets and satisfy the claims of creditors in accordance with Delaware law. If any assets remain after such efforts, they will be distributed to the beneficiaries in accordance with the terms of the Trust Agreement and the requirements of Delaware law. The Managing Trustees may, from time to time, authorize the distribution of some or all of the Trust assets if the Managing Trustees determine that such distributions may be made in compliance with the Trust Agreement and Delaware law. The Trust Agreement provides that the Trust will terminate on June 1, 2008, unless the final distribution to the beneficiaries has not yet been made. No assurance can be given whether any amounts deposited into the Trust will ultimately be distributed to our stockholders and, if distributed, when such distribution would occur, nor can it be certain that the amounts deposited in the Trust will be adequate to pay all claims arising with respect to the Trust and the dissolution of Global Preferred.

We will continue to send periodic updates to you, keeping you apprised of the dissolution progress. Also, you can visit the Investor Relations/SEC Filings section of our website, www.gphre.com to read our most recent filings with the Securities and Exchange Commission for more specific information.

Sincerely,

/s/ Caryl P. Shepherd
Caryl P. Shepherd
Vice President & CAO

This report contains forward looking statements regarding anticipated liquidation proceeds and possible distributions to stockholders, such statements are subject to changing circumstances, risk and uncertainty; future results could differ materially from expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. For a detailed discussion of factors that may affect Global Preferred’s business and financial results, you should review Item 1A. Risk Factors contained in Global Preferred’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2005 and other documents Global Preferred files, from time to time, with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q.

Summary of financial results of Global Preferred as of December 31, 2005 and March 31, 2006

Condensed Statement of Net Assets in Liquidation

(Unaudited)

	December 31, 2005	March 31,
		2006
Estimated Net Realizable Values of Assets:
Cash and cash equivalents	$1,830,747	$1,197,513
Fixed maturity securities	2,423,584	2,416,546
Equity securities	14,868	—
Miscellaneous receivables	2,495	1,000
Current income tax recoverable	4,510	4,510
Fixed assets	2,780	2,250
Estimated future investment income	211,485	212,006

Total estimated assets	4,490,469	3,833,825

Estimated Settlement Amount of Liabilities:
Accrued expenses and accounts payable	77,134	75,640
Dividends payable	15,079	—
Estimated future operating costs and settlement reserves during liquidation period	4,398,256	3,758,185

Total estimated liabilities	4,490,469	3,833,825

Net assets in liquidation	$—	$—

Consolidated Statement of Changes in Net Assets in Liquidation

(Unaudited)

	For the Period	Three Months Ended
	May 26, 2005 to	March 31,
	December 31, 2005	2006
Accumulated stockholders’ equity as of May 25, 2005	$50,413,081
Adjustment of assets and liabilities to estimated fair value to change to liquidation basis	8,444,710
Estimated net assets in liquidation as of May 26, 2005 and December 31, 2005, respectively	58,857,791	$—
AEGON N.V. shares distribution to stockholders	(57,957,136)	—
Change in estimate of:
Future operating costs and settlement reserves during liquidation period	(34,515)	1,479
Fair value of invested assets	(908,026)	(24,549)
Future investment income	42,961	23,600
Fixed assets	(1,075)	(530)

Net change in net assets in liquidation	(58,857,791)	—
Net assets in liquidation at December 31, 2005 and March 31, 2006, respectively	$—	$—